Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports Fourth Quarter and Full Year 2020 Results
Provides Fiscal 2021 Outlook

SANTA MARIA, CA – August 11, 2020 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Curation Foods, Inc. and Lifecore Biomedical, Inc., reported results for the fiscal 2020 fourth quarter and full year ended May 31, 2020. The Company previously announced its preliminary fiscal 2020 fourth quarter revenue and other select financial metrics on June 29, 2020. Looking forward, Landec intends to create further stockholder value by delivering against its long-term financial targets, strengthening its balance sheet, selectively investing in innovation and growth, and implementing strategic priorities to improve operating margins at Curation Foods and driving topline growth at Lifecore.
FISCAL FOURTH QUARTER 2020 BUSINESS HIGHLIGHTS:
•Revenues of $156.1 million, an increase of 2.2% year over year
•Gross profit of $24.1 million, a decrease of 8.1% year over year
•Net loss of $15.1 million, which includes $6.8 million of restructuring and other non-recurring charges, net of tax and $9.6 million of impairment of goodwill and intangibles charges, net of tax.
•Diluted net loss per share of $0.52; adjusted diluted net income per share of $0.05, which excludes $0.23 per share of restructuring and other non-recurring charges, net of tax and $0.34 per share of impairment of goodwill and intangibles charges, net of tax.
•Adjusted EBITDA was $14.1 million, which excludes $9.2 million of restructuring and other non-recurring charges and $13.0 million of impairment of goodwill and intangibles charges.
•Sale of Curation Foods’ non-strategic manufacturing asset in Ontario, California for $4.8 million
•Decision to retain Curation Foods’ legacy core vegetable bag and tray business
FISCAL YEAR 2020 BUSINESS HIGHLIGHTS:
•Revenues of $590.4 million, an increase of 5.9% year over year
•Gross profit of $75.0 million, a decrease of 7.4% year over year
•Net loss of $38.2 million, which includes $21.1 million of restructuring and other non-recurring charges, net of tax and $9.6 million of impairment of goodwill and intangibles charges, net of tax.
•Diluted net loss per share of $1.31; adjusted diluted net loss per share of $0.26, which excludes $0.72 per share of restructuring and other non-recurring charges and $0.33 per share of impairment of goodwill and intangibles charges, net of tax.
•Adjusted EBITDA was $22.0 million, which excludes $28.3 million of restructuring and other non-recurring charges and $13.0 million of impairment of goodwill and intangibles charges.
•Introduced full-year fiscal 2021 guidance

CEO COMMENTS:
“Our organization worked tirelessly in fiscal 2020 to support the acceleration of growth at Lifecore and to stabilize operations at Curation Foods. Lifecore delivered high-margin revenue growth during fiscal 2020, resulting from its attractive competitive position as a fully integrated contract development and manufacturing organization (CDMO). We believe Lifecore is poised to continue on its growth trajectory based on industry trends, customer demand and its robust business development pipeline,” said Dr. Albert Bolles, Landec’s President and CEO. “As we transition to fiscal 2021, our Curation Foods business has the benefit of a much more efficient organization that was the result of our decisive actions that have been implemented to date as part of Project SWIFT. Despite the negative effects from the COVID-19 pandemic at Curation Foods during the fiscal fourth quarter, we were still able to generate a significant improvement in Curation Foods’ profitability in the second half of fiscal 2020. In fiscal 2021, we will be further leveraging the benefits we have derived to date from Project SWIFT, as well as implementing measures that build on and advance Curation Foods’ momentum in delivering more consistent operating performance. In addition, we believe we have a plan in place to strategically grow Curation Foods’ existing business lines through consumer insight driven innovation. In fiscal 2021, with Lifecore positioned to resume steady adjusted EBITDA growth, with Curation Foods’ adjusted EBITDA expected to increase significantly, and with both operations supported by disciplined capital management, we are executing our plan to build a sustainable profitable future for our employees and our shareholders.”
FOURTH QUARTER 2020 RESULTS:
Fiscal fourth quarter 2020 results compared to fiscal fourth quarter 2019 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	May 31, 2020	May 26, 2019	Amount	%
Revenues	$156,131	$152,780	$3,351	2%
Gross profit	24,091	26,212	(2,121)	(8)%
Net (loss) income from continuing operations	(15,149)	367	(15,516)	N/M
Diluted net (loss) income per share	(0.52)	0.01	(0.53)	N/M
Adjusted diluted net income per share*	0.05	0.07	(0.03)	(38)%
EBITDA*	(8,019)	7,616	(15,635)	(205)%
Adjusted EBITDA*	$14,120	$11,844	$2,276	19%
* See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.
Revenues increased $3.4 million, or 2.2%, year over year, which was primarily a result of a 5.8% increase in revenues in the Lifecore segment and a 1.5% increase in the Curation Foods segment. Lifecore’s performance was primarily driven by a 13% increase in its CDMO business, partially offset by a 23% decrease in its fermentation business. Curation Foods’ performance was primarily driven by a 19% increase in its avocado products business and a 13% increase in its technology business, partially offset by a 1% decrease in its fresh packaged salads and vegetables business.
Gross profit decreased $2.1 million, or 8.1%, year over year. Gross profit margin decreased 170 basis points to 15.4% compared to the prior year period. Consolidated gross margin was primarily driven by disruptions related to the COVID-19 pandemic at both of its operating segments. Curation Foods experienced a 10.2% decrease in gross profit due to significant shifts in customer demand toward some of its lower margin product categories and irregular customer order volatility which resulted in order cancellations that caused supply chain inefficiencies and increased costs from other operational disruptions. Lifecore experienced a 5.4% decrease in gross profit due to temporary manufacturing inefficiencies, which have since been resolved, associated with the new safety protocols that were implemented.

Net loss was $15.1 million for fiscal fourth quarter, which includes $6.8 million of restructuring and non-recurring charges, net of taxes and $9.6 million impairment of goodwill and intangibles, net of tax, compared to net income of $0.4 million in the prior year comparable period, a decrease of $15.5 million.
Adjusted EBITDA increased $2.3 million, or 19.2%, year over year, to $14.1 million for fiscal fourth quarter which excludes restructuring and other non-recurring charges and impairment of goodwill and intangibles. This compares to $11.8 million of adjusted EBITDA in the prior year comparable period.
SEGMENT RESULTS:

(Unaudited and in thousands)	Three Months Ended		Change		Twelve Months Ended		Change
	May 31, 2020	May 26, 2019	Amount	%	May 31, 2020	May 26, 2019	Amount	%
Revenues:
Curation Foods	$130,627	$128,672	$1,955	2%	$504,533	$481,686	$22,847	5%
Lifecore	25,504	24,108	1,396	6%	$85,833	$75,873	$9,960	13%
Total Revenues	$156,131	$152,780	$3,351	2%	$590,366	$557,559	$32,807	6%

Gross Profit:
Curation Foods	$13,231	$14,735	$(1,504)	(10)%	$42,105	$49,305	$(7,200)	(15)%
Lifecore	10,860	11,477	(617)	(5)%	$32,883	$31,698	$1,185	4%
Total Gross Profit	$24,091	$26,212	$(2,121)	(8)%	$74,988	$81,003	$(6,015)	(7)%

Net (Loss) Income from Continuing Operations:
Curation Foods	$(15,935)	$(1,845)	$(14,090)	N/M	$(39,089)	$(6,229)	$(32,860)	N/M
Lifecore	4,775	5,484	(709)	(13)%	$11,748	$12,070	$(322)	(3)%
Corporate	(3,989)	(3,272)	(717)	22%	$(10,850)	$(3,719)	$(7,131)	N/M
Total Net (Loss) Income from Continuing Operations	$(15,149)	$367	$(15,516)	N/M	$(38,191)	$2,122	$(40,313)	N/M

EBITDA, excluding Windset FMV change, and restructuring
Curation Foods	$(12,446)	$987	$(13,433)	N/M	$(29,209)	$4,168	$(33,377)	N/M
Lifecore	7,504	8,469	(965)	(11)%	$20,103	$20,233	$(130)	(1)%
Corporate	(3,077)	(1,840)	(1,237)	67%	$(10,157)	$(2,045)	$(8,112)	N/M
Total EBITDA excluding Windset FMV change	$(8,019)	$7,616	$(15,635)	N/M	$(19,263)	$22,356	$(41,619)	N/M

Lifecore Biomedical Business Update:
CDMO partner Heron Therapeutics’ ZYNRELEF™ (formerly known as HTX-011) Candidate Received Positive Opinion from European Medicines Agency
Lifecore is the Company’s CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the CDMO marketplace by finding additional opportunities to partner with biopharmaceutical and medical device companies.

On July 24, 2020, Heron Therapeutics (“Heron”) announced that it received a positive opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Product for Human Use (CHMP), which adopted a positive opinion and a recommendation for the granting of a marketing authorization for treatment of post-operative pain in Europe. ZYNRELEF is a non-opioid, dual-acting, fixed dose combination of the local anesthetic bupivacaine with a low dose of the nonsteroidal anti-inflammatory drug meloxicam.
Jim Hall, Lifecore’s President, commented, “We are excited about this development and congratulate the Heron team on their achieving this major regulatory milestone, which will help relieve postoperative pain for a vast patient population across Europe. Lifecore has been a proud partner of Heron for many years, providing process development and support throughout the regulatory approval process for ZYNRELEF. Moving forward, Lifecore will continue to support Heron in its FDA approval process and look forward to future positive outcomes.”
Lifecore Biomedical Key Initiatives:
1.Business Development Pipeline Progress:
Business development revenue in the fourth quarter of fiscal 2020 increased 5.8% year-over-year. Lifecore currently has 16 projects in its total development pipeline. The projects are generally equally disbursed across the various stages of the product development lifecycle, spanning from early phase clinical development to pre-commercial validation, which aligns with the business’ overall CDMO development strategy.
2.Maximizing Capacity:
Maximum theoretical manufacturing capacity in fiscal 2020 increased to 22 million units from 17.5 million units with demand of approximately 6.5 million units. Based on commercialization timing estimates for the products within the development pipeline, Lifecore intends to have the capacity to fulfill customer demand for up to 22 million units in the next 3 to 4 years. Lifecore also has the ability to increase manufacturing capacity at its current location to 30 million units annually.
3.Advancing Product Commercialization:
Lifecore currently expects one product in development to be approved by the FDA for commercialization in calendar year 2020 and the commercialization of one to two products annually.
Curation Foods:
Concludes strategic review of legacy core vegetable and tray business and sells salad dressing facility for $4.8 Million
Curation Foods is the Company’s natural food business. Curation Foods will continue seeking to deliver the highest level of product quality and safety, while executing with excellence on its customer, grower and partner commitments.
To date, the Company has announced actions with Project SWIFT, its value creation program that aims to strengthen the Curation Foods business by simplifying the business, and estimates that it will provide total annualized cost savings of approximately $11 million. The Company believes that these actions chart a clear path towards improving the overall financial performance of Landec, creating long-term value. The following decisive actions have been announced thus far:
1.Focus on Strategic Assets:
Conclusion of Strategic Review for Legacy Vegetable Bag and Tray:
Following a thorough review of the available strategic alternatives with respect to its legacy vegetable bag and tray business, management and the Board of Directors have determined that retaining this business is the best approach to take advantage of operational efficiencies that have already been realized, and allows the Company to meet key strategic customer demand with a full line of fresh plant-based products. The Company anticipates this business will approximate $100 million to $110 million in revenue in fiscal 2021. Management has reset the gross margin structure associated with this business, and as a result, believes that it will generate positive adjusted EBITDA contributions in fiscal 2021.
Non-Core Asset Divestitures:
The Company continues to drive toward a simplification of the Curation Foods business through evaluating potential opportunities to divest non-core assets. Management announced today the assignment of the lease and sale of corresponding assets related to its yet-to-be-operational salad dressing facility in Ontario, CA in exchange for $4.8 million in cash. As previously announced, the Company is in the process of exploring a sale of its Hanover, PA manufacturing operations.
2.Network & Operational Optimization:
The Company has completed its consolidation and centralization of the Curation Foods offices into its Innovation Center headquarters in Santa Maria, CA in order to maximize efficiency and productivity. In addition, the Company has improved plant operations by implementing lean manufacturing practices.
3.Organizational Redesign:
The Company continues to evaluate and make changes to Curation Foods structural organization so that it can be competitive with industry benchmarks and appropriate for the Company’s future direction, with a focus on strategic initiatives, developing and elevating internal talent and reducing headcount.
UPDATE REGARDING THE COVID-19 PANDEMIC
There are many uncertainties regarding the current novel coronavirus (“COVID-19”) pandemic, including the scope of scientific and health issues, the anticipated duration of the pandemic, and the extent of local and worldwide social, political, and economic disruption it may cause. The COVID-19 pandemic has had, and is expected to continue to have, meaningful adverse impacts on many aspects of the Company’s operations, directly and indirectly, including with respect to its impacts on customer behaviors, business and manufacturing operations, inventory, the Company’s employees, and the market generally, and the scope and nature of these impacts continue to evolve each day. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic, and intends to make adjustments to its responses accordingly.
BALANCE SHEET & AMENDED CREDIT AGREEMENT:
As previously announced, on July 15, 2020, the Company entered into the Eighth Amendment to the Credit Agreement which provided a limited default waiver with respect to the Company’s noncompliance under its credit agreement through the most recent fiscal period. The amendment also increases the Company’s permitted exclusions for certain unusual, extraordinary or one-time cash items for purposes of calculating EBITDA for the fiscal quarter ending February 28, 2021 and thereafter (other than for purposes of calculating the applicable interest rate) from 10% to 20% of EBITDA. In addition, the amendment includes certain restrictions on the Company’s aggregate capital expenditures through May 31, 2021, and the Company will incur a 50 basis point increase in the applicable interest rates thereunder.
FISCAL 2021 OUTLOOK:
Excluding restructuring and other nonrecurring charges, tax implications and any potential impact from the ongoing COVID-19 pandemic, the Company is introducing its full year fiscal 2021 guidance, which is detailed below with growth figures that are compared to fiscal 2020:
Revenue from continuing operations:
•Consolidated Revenues: range of $530 million to $550 million (-10% to -7%)
•Lifecore: range of $93 million to $97 million (+8% to +13%)

•Curation Foods: range of $437 million to $453 million (-13% to -10%)
Adjusted EBITDA:
•Consolidated: range of $33 million to $37 million (+50% to +68%)
•Lifecore: range of $22.5 million to $24.5 million (+12% to +22%)
•Curation Foods: range of $12 million to $14 million (+181% to +238%)
Seasonality:
•From a revenue perspective, the Company anticipates minimal quarterly variation due to seasonality for both Lifecore and Curation Foods. At Lifecore, this is the result of a coordinated effort to work with customers on shipment timing. From an adjusted EBITDA perspective, the Company anticipates minimal quarterly variation due to seasonality for the fiscal second, third, and fourth quarters during which both Lifecore and Curation Foods are expected to deliver normalized gross and adjusted EBITDA margins. For the fiscal first quarter, the Company anticipates that it will experience margin related headwinds associated with expected seasonal plant closures at its avocado products manufacturing operation during the summer off-season, which lowers fixed cost absorption for Curation Foods. At Lifecore, in fiscal first quarter the business is experiencing temporary margin compression associated with sell through of its higher cost inventory that resulted from the fiscal fourth quarter 2020 COVID-19 manufacturing inefficiencies, which have since been corrected and are not expected to impact future quarters.
Brian McLaughlin, Chief Financial Officer commented, “We are introducing fiscal 2021 guidance, which demonstrates our expectation for a return to strong adjusted EBITDA growth at Lifecore, even with its first quarter margin pressure due to higher cost inventory related to COVID-19 and for improved quarterly EBITDA contributions from Curation Foods following the operational improvements that we made in fiscal 2020. At Curation Foods, full year guidance implies an approximate 300 basis point lift in gross margin versus fiscal 2020, achieving the low-end of the steady-state targets we communicated to previously. The drivers for the gross margin improvement are the anticipated turnaround of our avocado products business, the cost-out improvements in our manufacturing operations, the partial year benefit from the closure of our Hanover facility, and the improved margin structure of our legacy vegetable bag and tray business which now generates approximately $100 - $110 million in revenues. The guidance is before any additional actions associated with Project SWIFT, further efforts to optimize our network, or new product introductions.”
Conference Call
The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.
Date: Tuesday, August 11, 2020
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm
To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.
A replay of the call will be available through Tuesday, August 18, 2020 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13707337.

About Landec Corporation
Landec Corporation (NASDAQ: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Curation Foods, Inc. and Lifecore Biomedical, Inc. Landec designs, develops, manufactures, and sells products for the food and biopharmaceutical industry. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods is able to maximize product freshness through its geographically dispersed family of growers, refrigerated supply chain and patented BreatheWay® packaging technology. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, O Olive Oil & Vinegar® premium artisan products, and Yucatan® and Cabo Fresh® avocado products. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile, injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the Company, visit Landec’s website at www.landec.com.
Non-GAAP Financial Information
This press release contains non-GAAP financial information relating to EBITDA, adjusted EBITDA, and adjusted net income per share. The Company has included reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP. See the section entitled “Non-GAAP Financial Information and Reconciliations” in this release for definitions of EBITDA, adjusted EBITDA, and adjusted net income per share, and those reconciliations.
The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 31, 2020	May 26, 2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$360	$1,080
Accounts receivable, less allowance for doubtful accounts	76,206	69,565
Inventories	66,311	54,132
Prepaid expenses and other current assets	14,230	8,264
Total Current Assets	157,107	133,041

Investment in non-public company, fair value	56,900	61,100
Property and equipment, net	192,338	200,027
Operating leases	25,321	—
Goodwill	69,386	76,742
Trademarks/tradenames, net	25,328	29,928
Customer relationships, net	12,777	15,319
Other assets	2,156	2,934
Total Assets	$541,313	$519,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$51,647	$53,973
Accrued compensation	9,034	10,687
Other accrued liabilities	9,978	10,001
Current portion of lease liabilities	4,423	75
Deferred revenue	352	499
Line of credit	77,400	52,000
Current portion of long-term debt, net	11,554	9,791
Other current liabilities, discontinued operations	—	65
Total Current Liabilities	164,388	137,091

Long-term debt, net	101,363	87,193
Long-term lease liabilities	26,378	3,532
Deferred taxes, net	13,588	19,393
Other non-current liabilities	4,552	1,738
Total Liabilities	310,269	248,947

Stockholders’ Equity:
Common stock, $0.001 par value; 50,000 shares authorized; 29,224 and 29,102 shares issued and outstanding at May 31, 2020 and May 26, 2019, respectively	29	29
Additional paid-in capital	162,578	160,341
Retained earnings	71,245	109,710
Accumulated other comprehensive (loss) income	(2,808)	64
Total Stockholders’ Equity	231,044	270,144
Total Liabilities and Stockholders’ Equity	$541,313	$519,091

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND LOSS

(Unaudited and in thousands, except per-share data)	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 26, 2019	May 31, 2020	May 26, 2019
Product sales	$156,131	$152,780	$590,366	$557,559
Cost of product sales	132,040	126,568	515,378	476,556
Gross profit	24,091	26,212	74,988	81,003

Operating costs and expenses:
Research and development	2,710	3,461	11,099	11,466
Selling, general and administrative	18,187	18,271	72,188	62,062
Impairment of goodwill and intangible assets	12,953	2,000	12,953	2,000
Restructuring costs	3,352	—	17,285	—
Total operating costs and expenses	37,202	23,732	113,525	75,528
Operating (loss) income	(13,111)	2,480	(38,537)	5,475

Dividend income	281	412	1,125	1,650
Interest income	6	32	103	145
Interest expense, net	(3,146)	(1,955)	(9,603)	(5,230)
Other income (expense)	(4,455)	—	(4,395)	1,600
Net (loss) income from continuing operations before tax	(20,425)	969	(51,307)	3,640
Income tax (expense) benefit	5,276	(602)	13,116	(1,518)
Net (loss) income from continuing operations	(15,149)	367	(38,191)	2,122

Discontinued operations:
Loss from discontinued operations	—	(823)	—	(2,238)
Income tax benefit	—	194	—	527
(Loss) from discontinued operations, net of tax	—	(629)	—	(1,711)
Net (loss) income applicable to common stockholders	(15,149)	(262)	(38,191)	411

Diluted net (loss) income per share from continuing operations	$(0.52)	$0.01	$(1.31)	$0.07
Diluted net (loss) per share from discontinued operations	$—	$(0.02)	$—	$(0.06)
Diluted net (loss) income per share	$(0.52)	$(0.01)	$(1.31)	$0.01

Shares used in diluted per share computations	29,184	29,015	29,162	28,607

Non-GAAP Financial Information and Reconciliations
EBITDA, adjusted EBITDA, and adjusted net income per share are non-GAAP financial measures. We define EBITDA as earnings before the fair market value change of the Company’s investment in Windset, interest expense, income tax expense, and depreciation and amortization. We define as adjusted EBITDA as EBITDA before certain restructuring and other non-recurring charges and before impairment of goodwill and intangibles charges. We define adjusted diluted net income per share as diluted net income per share before certain restructuring and other non-recurring charges, net of tax, and before impairment of goodwill and intangibles charges, net of tax. The table below presents the reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 26, 2019	May 31, 2020	May 26, 2019
Net (loss) income from continuing operations	$(15,149)	$367	$(38,191)	$2,122
FMV change in Windset investment	4,400	—	4,200	(1,600)
Interest expense, net of interest income	3,140	1,923	9,500	5,085
Income tax (benefit) expense	(5,276)	602	(13,116)	1,518
Depreciation and amortization	4,866	4,724	18,344	15,230
Total EBITDA	(8,019)	7,616	(19,263)	22,355
Restructuring and other non-recurring charges (1)	9,186	2,228	28,331	1,695
Impairment of goodwill and intangibles (2)	12,953	2,000	12,953	2,000
Total adjusted EBITDA	$14,120	$11,844	$22,021	$26,050

(Unaudited and in thousands)	Three Months Ended		Twelve Months Ended
	May 31, 2020	May 26, 2019	May 31, 2020	May 26, 2019
Diluted net (loss) income per share from continuing operations	$(0.52)	$0.01	$(1.31)	$0.07
Restructuring and other non-recurring charges, net of tax, per diluted share (1)	$0.23	$—	$0.72	$—
Impairment of goodwill and intangibles, net of tax, per diluted share (2)	$0.34	$0.06	$0.33	$0.06
Adjusted diluted net income (loss) per share from continuing operations	$0.05	$0.07	$(0.26)	$0.13

(Unaudited and in thousands)	Curation Foods	Lifecore	Other	Total
Three Months Ended May 31, 2020
Net (loss) income from continuing operations	$(15,935)	$4,775	$(3,989)	$(15,149)
FMV change in Windset investment	4,400	—	—	4,400
Interest expense, net of interest income	1,370	—	1,770	3,140
Income tax (benefit) expense	(5,817)	1,426	(885)	(5,276)
Depreciation and amortization	3,536	1,303	27	4,866
Total EBITDA	(12,446)	7,504	(3,077)	(8,019)
Restructuring and other non-recurring charges (1)	6,789	—	2,397	9,186
Impairment of goodwill and intangibles (2)	12,953	—	—	12,953
Total adjusted EBITDA	$7,296	$7,504	$(680)	$14,120

Twelve Months Ended May 31, 2020
Net (loss) income from continuing operations	$(39,088)	$11,749	$(10,852)	$(38,191)
FMV change in Windset investment	4,200	—	—	4,200
Interest expense, net of interest income	5,467	—	4,033	9,500
Income tax (benefit) expense	(13,028)	3,346	(3,434)	(13,116)
Depreciation and amortization	13,240	5,008	96	18,344
Total EBITDA	(29,209)	20,103	(10,157)	(19,263)
Restructuring and other non-recurring charges (1)	20,697	—	7,634	28,331
Impairment of goodwill and intangibles (2)	12,953	—	—	12,953
Total adjusted EBITDA	$4,441	$20,103	$(2,523)	$22,021

Three Months Ended May 26, 2019
Net (loss) income from continuing operations	$(1,845)	$5,484	$(3,272)	$367
FMV change in Windset investment	—	—	—	—
Interest expense, net of interest income	1,226	—	697	1,923
Income tax (benefit) expense	(1,489)	1,827	264	602
Depreciation and amortization	3,095	1,158	471	4,724
Total EBITDA	987	8,469	(1,840)	7,616
Restructuring and other non-recurring charges	1,502	—	726	2,228
Impairment of goodwill and intangibles	2,000	—	—	2,000
Total adjusted EBITDA	$4,489	$8,469	$(1,114)	$11,844

Twelve Months Ended May 31, 2019
Net (loss) income from continuing operations	$(6,228)	$12,070	$(3,719)	$2,122
FMV change in Windset investment	(1,600)	—	—	(1,600)
Interest expense, net of interest income	3,166	—	1,919	5,085
Income tax (benefit) expense	(1,374)	4,023	(1,131)	1,518
Depreciation and amortization	10,204	4,140	886	15,230
Total EBITDA	4,168	20,233	(2,045)	22,355
Restructuring and other non-recurring charges	969	—	726	1,695
Impairment of goodwill and intangibles	2,000	—	—	2,000
Total adjusted EBITDA	$7,137	$20,233	$(1,319)	$26,050

(1) During fiscal year 2020, the Company announced a restructuring plan to drive enhanced profitability, focus the business on its strategic assets and redesign the organization to be the appropriate size to compete and thrive. This includes a reduction-in-force, a reduction in leased office spaces, and the sale of non-strategic assets. In addition, the Company incurred certain non-recurring charges during fiscal year 2020, primarily related to potential environmental and compliance matters at Curation Foods’ Avocado Products’ factory in Mexico, impairment of fixed assets and other assets, and other restructuring related consulting costs.
(2) These impairments are related to Curation Foods’ goodwill, trademarks and tradenames, and customer relationships with respect to its O Olive Oil and Vinegar and Yucatan brands.